Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION:
May 12, 2009	Randy P. Curtis Interim President and Chief Executive Officer (773) 832-3088 E-mail: RCurtis@corusbank.com

CORUS BANKSHARES ANNOUNCES
PROMOTION OF JOHN BARKIDJIJA TO
EXECUTIVE VICE PRESIDENT COMMERCIAL REAL ESTATE &
CHIEF CREDIT RISK OFFICER

Chicago, Illinois – Corus Bankshares, Inc. (NASDAQ: CORS) (the “Company”) today announced that John Barkidjija has been promoted to Executive Vice President of Commercial Real Estate.  John will also assume the title of Chief Credit Risk Officer of the Company.

Randy Curtis, the Company’s interim President and Chief Executive Officer, said “I am very pleased to announce John’s promotion.  John joined the Bank’s Commercial Real Estate department in 1995 and has continually demonstrated his excellent underwriting skills and his expertise in the real estate market during his tenure.  Most recently, John has been instrumental in the Bank’s compliance efforts as they relate to the Commercial Real Estate department.  John’s intelligence, dedication, and strong management skills will provide him with the ability to lead the Commercial Real Estate department and contribute as a valuable member of the management team going forward.”

Corus Bankshares, Inc. (“Corus” or the “Company”) is a bank holding company headquartered in Chicago, Illinois. Corus conducts its banking operations through its wholly-owned banking subsidiary Corus Bank, N.A. (the “Bank”).

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by, among other things, the use of forward-looking terms such as “likely,” “typically,” “may,” “intends,” “expects,” “believes,” “anticipates,” “estimates,” “projects,” “targets,” “forecasts,” “seeks,” “potential,” “hopeful,” or “attempts” or the negative of such terms or other variations on such terms or comparable terminology. By their nature, these statements are subject to risks, uncertainties and other factors, which could cause actual future results to differ materially from those results expressed or implied by such forward-looking statements.

Do not unduly rely on forward-looking statements. They give Corus’ expectations about the future and are not guarantees. Forward-looking statements speak only as of the date they are made, and, except as required by law, Corus does not intend to update them to reflect changes that occur after that date. For a discussion of factors that may cause actual results to differ from expectations, refer to Corus’ filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2008. Any factor described in this press release or in any document referred to in this press release could, by itself or together with one or more other factors, adversely affect the Company’s business, earnings and/or financial condition.

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